Exhibit 10.8

SECOND AMENDMENT CAPITAL BANK & TRUST COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT

PLAN AGREEMENT

(Dated July 10, 2006)

(John W. Gregory, Jr.)

THIS SECOND AMENDMENT (the “Second Amendment”) is made on this 29th day of June, 2007, by and between Capital Bank & Trust Company, a state-chartered bank located in Nashville, Tennessee (the “Bank”), and JOHN W. GREGORY, JR. (the “Executive”) and is intended to amend that certain Capital Bank & Trust Company Supplemental Executive Retirement Plan Agreement, originally effective as of July 10, 2006, as first amended December 20, 2006 (collectively, the “Agreement”).

1. This Second Amendment shall be effective upon the consummation of the proposed transaction between Capital Bancorp, Inc., the Bank and Renasant Corporation contemplated under that certain Agreement and Plan of Merger dated February 5, 2007, provided such consummation occurs on or before December 31, 2007 (the “Renasant Transaction”). Except as expressly provided herein, the Agreement shall remain in full force and effect following such consummation.

2. The following provisions shall be added to Section 1.1.1 of the Agreement, definition of “change in control,” to read in their entirety as follows:

“Notwithstanding any provision of this Agreement to the contrary, the parties specifically agree that the Renasant Transaction, including any related transactions involving the merger of the subsidiary banks, shall not constitute a Change in Control under this Agreement. Following the effectiveness of this Second Amendment and notwithstanding any provision of this Agreement to the contrary, the term ‘Change in Control’ shall have the meaning ascribed to it in that certain employment agreement by and between the Executive and Renasant Corporation or its subsidiary bank entered into in connection with the Renasant Transaction, as the same may be amended or modified from time to time (the ‘Renasant Agreement’).”

3. The existing Section 1.1.5 of the Agreement shall be deleted and the following shall be substituted therefor:

“1.1.5 ‘Early Termination’ means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, a Qualifying Termination, or following a Change in Control.”

4. The following new Section 1.1.10a shall be added to the Agreement, to read in its entirety as follows:

“1.1.10a ‘Qualifying Termination’ means a Termination of Employment by the Bank, or any parent corporation thereto, without Cause, or the Executive’s Termination of Employment in connection with a Constructive Termination. For all purposes under this Agreement, the terms ‘Cause’ and ‘Constructive Termination’ shall have the meanings ascribed to them in the Renasant Agreement.

5. Section 1.1.11 of the Agreement shall be deleted in its entirety.

6. The following new Section 2.8 shall be added to the Agreement to read in its entirety as follows:

“2.8 Qualifying Termination. Upon a Qualifying Termination, the Bank shall pay to the Executive the benefit described in this Section 2.8, in lieu of any other benefit under this Agreement.

2.8.1 Amount of Benefit. The benefit under this Section 2.8 shall be the Normal Retirement Benefit described in Section 2.1.3 hereof.

2.8.2 Payment of Benefit. The Bank shall distribute the annual benefit to the Executive in equal monthly installments commencing with the month following the Executive’s Normal Retirement Age and continuing for 179 consecutive months thereafter.”

7. Section 5.1 of the Agreement shall be deleted and the following shall be substituted therefor:

“The Executive acknowledges and agrees that any amount payable hereunder shall be subject to the limitations on payment contemplated under Section 4.3 of the Renasant Agreement.”

8. The following new Section 5.4.9 shall be added to the Agreement to read in its entirety as follows:

“5.4.9 The parties acknowledge that upon the effectiveness of this Second Amendment the provisions of Sections 5.4, 5.4.1, 5.4.2, 5.4.3, 5.4.4, 5.4.5, 5.4.6, and 5.4.7 hereof shall not apply and that in lieu thereof, the Executive acknowledges that he is subject to and bound by the limitations on such activities set forth in Section 5 of the Renasant Agreement. In the event such limitations are breached by the Executive during the period or periods prescribed under the Renasant Agreement and Executive’s employment with the Bank or any parent corporation thereto ceases other than on account of involuntary termination without Cause or in connection with Constructive Termination, and in addition to any remedies provided under the Renasant Agreement, the Executive agrees that he shall forfeit any unpaid benefits otherwise due to him under this Agreement.”

9. The following new Section 8.19 shall be added to the Agreement to read in its entirety as follows:

“8.19 Successors. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by agreement in the form and substance satisfactory to the

Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it. For purposes of this Agreement, ‘Bank’ shall mean the Bank as defined herein, and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8.19, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Without limiting the generality of the foregoing and by way of example only, following the closing of the Renasant Transaction all provisions of this Agreement as amended herein, including, without limitation, the definition of Change in Control in Section 1.1.1 of this Agreement and the provisions of Section 2.4 (Change in Control Benefit) shall continue in full force and effect and Renasant Bank shall be the ‘Bank’ for purposes of this Agreement.”

The parties have caused this Second Amendment to be executed as of the dates set forth below, to be effective as provided above.

EXECUTIVE	CAPITAL BANK & TRUST COMPANY

/s/ John W. Gregory, Jr.	By:	/s/ Sally P. Kimble
John W. Gregory, Jr.
Date: June 29, 2007	Title:	Executive Vice President & Chief Financial Officer

	Date:	June 29, 2007

CAPITAL BANCORP, INC. consents and agrees to be bound by the terms and conditions of this Second Amendment.

CAPITAL BANCORP, INC.

	By:	/s/ Sally P. Kimble

	Title:	Executive Vice President & Chief Financial Officer

	Date:	June 29, 2007

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